Exhibit 10.1

Stock Purchase Agreement – Quartal Financial Solutions AG / GEP Equity Holdings Limited

This Stock Purchase Agreement (“Agreement”) is entered as of December 4, 2019, by and between:

1.	GEP Equity Holdings Limited is a Seychelles Limited Company that has its principal place of business located at 34 St. Augustine´s Gate, Hedon HU12 8EX, United Kingdom (herein referred to as the “Seller”); and

2.	Quartal Financial Solutions AG is a Suisse corporation that has its principal place of business located at Herostrasse 9, 8048 Zurich, Switzerland (herein referred to as the “Purchaser”).

The Purchaser and Seller may collectively be referred to herein as the “Parties”.

WHEREAS, GEP Equity Holdings Limited is fully owned subsidiary of Argentum 47, Inc.; and

WHEREAS, Quartal Financial Solutions AG is a fully owned subsidiary of Quartal Financial Solutions Inc.; and

WHEREAS, GEP Equity Holdings Limited is the beneficial owner of Two Hundred and Twenty-Seven Thousand, One Hundred (227,100) common shares of Quartal Financial Solutions Inc.; and

WHEREAS, these 227,100 common shares are represented by share certificate 1021 and were legally issued to GEP Equity Holdings Limited on October 3, 2016; and

WHEREAS, Quartal Financial Solutions AG desires to purchase these common shares from GEP Equity Holdings Limited; and

WHEREAS, GEP Equity Holdings Limited desires to sell such common shares to Quartal Financial Solutions AG.; and

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Purchaser will purchase from Seller 227,100 common shares of Quartal Financial Solutions Inc.

NOW, THEREFORE, in consideration for the promises set forth in this Agreement, the Parties agree as follows:

1.	PURCHASE AND SALE.

Subject to the terms and conditions set forth in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and convey to the Purchaser, Two Hundred and Twenty-Seven Thousand, One Hundred (227,100) shares of Common stock of Quartal Financial Solutions Inc. (the “Stock”).

2.	PURCHASE PRICE.

The purchase price for the 227,100 common shares shall be a total of One Hundred and Seventy Thousand, Three Hundred and Twenty-Five Swiss Francs (170,325 CHF) equivalent to approximately U.S.$170,160 (One Hundred and Seventy Thousand, One Hundred and Sixty U.S. Dollars) at the date of this agreement.

3.	PAYMENT.

The Parties agree that the purchase consideration for the Stock, One Hundred and Seventy Thousand, Three Hundred and Twenty-Five Swiss Francs (170,325 CHF), will be wired directly to Mr. David E. Wise, Attorney at Law IOLTA Account with Bank of America. David E. Wise, Esq. has agreed to serve as the “Escrow Agent” for this transaction, which must be consummated on or before December 16, 2019.

4.	DEFAULT.

If the Purchaser fails to wire the purchase consideration to the Escrow Agent on or before December 16, 2019, the Seller will not be obligated to transfer the share certificate, object of this sale and purchase transaction, to the Purchaser and this Agreement will be deemed null and void.

5.	CLOSING

The effective date of this Agreement will be the date that both Parties have executed the Agreement and have subsequently emailed a scanned copy to the other Party and to the Escrow Agent.

Upon confirmation that the purchase consideration has been fully received by the Escrow Agent, the Seller shall inform the Purchaser of such receipt of funds and the share certificate representing the Stock shall be duly endorsed by the Seller and sent (via private courier), within 3 working days, to the Transfer Agent (Clear Trust LLC based in Tampa Florida - USA) for processing and subsequent transfer to the Purchaser. The Purchaser has requested that the shares are transferred to Quartal Financial Solutions AG in “Book-Entry” form. This Quartal Financial Solutions Inc. share certificate will be accompanied by an appropriate stock transfer form that will be duly signed by a director that represents the Seller. A fully executed copy of this Agreement will also form part of the accompanying documents sent to the Transfer Agent.

6.	REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER.

The Seller hereby warrants and represents that:

a)	Restrictions on Stock. The Seller is not a party to any agreements that create rights or obligations in the Stock relating to any third-party including voting or stockholder agreements. The Seller is the lawful owner of the Stock, free and clear of any encumbrances, security interests or liens of any kind and has full power and authority to sell and transfer the Stock as contemplated in this Agreement.

b)	Organization and Standing. To the Seller’s knowledge, the Company is duly organized, validly existing and in good standing under the laws of the Republic of Seychelles and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted.

The Purchaser hereby warrants and represents that:

a)	Organization and Standing. To the Purchaser’s knowledge, the Company is duly organized, validly existing and in good standing under the Laws of Switzerland and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted.

7.	SEVERABILITY.

If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

8.	BINDING EFFECT.

The covenants and conditions contained in this Agreement shall apply to and bind the parties and the heirs, legal representatives, successors and permitted assigns of the Parties.

9.	BROKER’S FEES.

The Parties represent that there has been no act in connection with the transactions contemplated in this Agreement that would give rise to a valid claim against either party for a broker’s fee, finder’s fee or any other similar payment.

10.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both the Seller and Purchaser.

11.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the Laws of England and Wales.

12.	NOTICE.

Any notice required or otherwise given pursuant to this Agreement shall be in writing via email:

a)	If to Purchaser:
Quartal Financial Solutions AG
Mr. Thierry Zuppinger – Director / CEO
Email: thierry.zuppinger@quartalfs.com

b)	If to Seller:
GEP Equity Holdings Limited
Mr. Enzo Taddei - Director
Email: enzo@arg47.com

c)	If to the Escrow Agent:
Mr. David E. Wise, Esq.
Email: wiselaw@verizon.net

13.	WAIVER.

The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

PURCHASER:	SELLER:

Quartal Financial Solutions AG	GEP Equity Holdings Limited

/s/ Thierry Zuppinger	/s/ Enzo Taddei
Mr. Thierry Zuppinger	Mr. Enzo Taddei
CEO	Director

PURCHASER:

Quartal Financial Solutions AG

/s/ Ralph Mogicato
Mr. Ralph Mogicato
Chairman